Exhibit 10.8

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made and entered into by and between MARIZYME, INC. (hereinafter “MRZM”), a Nevada corporation, and James Sapirstein (hereinafter “Sapirstein”), with the Effective Date of March 1, 2021.

RECITALS

WHEREAS, MRZM desires to engage Sapirstein to carry out services more fully described on the attached Exhibit A, attached hereto and made a part hereof, (the “Services”); and

WHEREAS, SAPIRSTEIN has skill and experience in providing the Services and desires to assist MRZM as set forth herein;

Now THEREFORE, in consideration of the premises, the mutual obligations specified in this Agreement, and other good and valuable consideration, the receipt and value of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

1.	Engagement. MRZM hereby retains SAPIRSTEIN, and SAPIRSTEIN hereby accepts such retention, to perform Services for MRZM as set forth herein.

2.	Description and Performance of Services.

a. Scope and Performance. SAPIRSTEIN shall perform the Services as specifically set forth on Exhibit A in a professional and timely manner, time being of the essence. SAPIRSTEIN shall promptly begin performance of the Services and, shall complete the Services within the period specified on Exhibit A (the “Service Period”). The performance of the Services shall be carried out in cooperation with designated MRZM contact: SAPIRSTEIN shall perform the Services at its principal place of business unless the parties mutually agree otherwise. SAPIRSTEIN shall keep complete, accurate and authentic accounts, notes, data and records of the Services performed under this Agreement. SAPIRSTEIN shall promptly and fully disclose to MRZM any and, all information, data and results obtained from conducting the Services (the “Results”), which disclosure shall include, without limitation, copies of relevant summaries and reports. At the least, a monthly report of all activities performed shall be made in written format along with any executive summaries and delivered to the MRZM designated contact within three (3) business days following the end of each monthly Service Period.

b. Third Party Proprietary Rights. SAPIRSTEIN shall not incorporate into or utilize in the performance of the Services, or any Results or other product thereof, any proprietary rights or inventions of SAPIRSTEIN or any third party, except as SAPIRSTEIN is freely permitted to do so, with written approval by MRZM, without compensation to SAPIRSTEIN or any third party.

3.	Compensation.

a. Fee. As full and complete compensation for SAPIRSTEIN’s Services and for the discharge of all SAPIRSTEIN’s obligations hereunder, MRZM shall pay SAPIRSTEIN a Service Fee according to the schedule and other terms set out in Exhibit A.

4.	Maintaining Confidential Information.

a. Confidential Information. During the term of this Agreement and, in the course of SAPIRSTEIN’s performance hereunder, SAPIRSTEIN may receive or otherwise be exposed to confidential and proprietary information relating to MRZM’s technology, know-how, data, inventions, developments, plans, business practices and strategies. Such confidential and proprietary information of MRZM (collectively referred to as “Information”) may include without limitation: (i) confidential and proprietary information supplied to SAPIRSTEIN with the legend “Confidential” or equivalent; (ii) MRZM’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) MRZM’s technology, including discoveries, inventions, research and development efforts, data, trade secrets, processes, samples, biological and/or chemical materials (and procedures and formulations for producing any such samples or biological and/or chemical materials), formulas, methods, products, know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by SAPIRSTEIN under this Agreement, including, without limitation, the performance of the Services; and (v) information of third parties as to which MRZM has an obligation of confidentiality and, (vi) the form of Confidential Information shall be, but not limited to, any and all written forms, electronic transmissions, digital forms, audio, video, cloud and other forms of documentation, storage, transmittal and collaboration sharing to include technologies, platforms, social media and other forms of communication that are not in use at the time of the Effective Date of this Services Agreement, but are invented or modified that comprise the spirit of this Agreement.

SAPIRSTEIN acknowledges the confidential or proprietary character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of MRZM. Accordingly, SAPIRSTEIN agrees not to reproduce any of the Information without the prior written consent of MRZM, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form (including, without limitation, patent filings of any nature) to any third party, either during or for a period of ten (10) years after the termination of this Agreement. SAPIRSTEIN shall cause its directors, officers, employees, agents, consultants or other Related Parties that are provided with the Information to enter into a Nondisclosure Agreement binding such persons to the obligations of this Section 4. Upon termination of this Agreement for any reason, including expiration of Term, SAPIRSTEIN agrees to cease using and to destroy or to return to MRZM, at MRZM’s option all whole and partial copies and derivatives of the Information, regardless of form, including all biological, chemical and other forms of materials, whether in SAPIRSTEIN’s possession or under SAPIRSTEIN’s direct or indirect control.

The obligations of confidentiality and non-use assumed herein shall not apply to:

(1)	information which at the time of disclosure is in the public domain; or

(2)	information which, after disclosure, becomes part of the public domain by publication or otherwise through no act or omission of SAPIRSTEIN or its employees; or

(3)	information which SAPIRSTEIN can establish by written records was in its possession at the time of disclosure; or

(4)	information received from a third party who is not under an obligation of confidentiality to MRZM.

b. Other Employer Information. SAPIRSTEIN agrees that it will not, during the Term of this Agreement, improperly use or disclose any proprietary information or trade secrets of its employees’ former or concurrent employers or SAPIRSTEIN’s clients, any former or concurrent consulting clients, if any, to MRZM (including, without limitation, during the performance of the Services) and that it will not bring onto the premises of MRZM any unpublished documents or any property belonging to its employees’ former or concurrent employers or SAPIRSTEIN’s clients unless consented to in writing by said employers or clients.

c. Third Party Information. SAPIRSTEIN recognizes that MRZM has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on MRZM’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. SAPIRSTEIN agrees that it owes MRZM and such third parties, both during the term of its engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with MRZM’s agreement with the third party) or use it for the benefit of anyone other than MRZM or such third party (consistent with MRZM’s agreement with the third party).

d. Survival. This Section 4 shall survive indefinitely the Termination of this Agreement for any reason·, including expiration of Term.

e. Affiliates. For purposes of this Section 4, the term “MRZM” shall include Marizyme, Inc. and any other company which is a subsidiary or is affiliated with MRZM.

5.	Assignment of Inventions.

a. Inventions Assigned to MRZM. SAPIRSTEIN agrees that any and all ideas, improvements, inventions and/or works of authorship relating to SAPIRSTEIN’s performance of Services for MRZM under this Agreement (the “Service Product”) shall be the sole and exclusive property of MRZM. SAPIRSTEIN hereby assigns for MRZM, at no cost to MRZM, all its right, title and interest in and to any and all such ideas, improvements, inventions and/or works of authorship. SAPIRSTEIN explicitly acknowledges and agrees that all works of authorship contained in the Service Product are “Works for Hire” under the copyright laws of the United States and in any country or territory in which similar laws, regulations or forms of protection are afforded, and that MRZM shall own the copyright in all such works of authorship. SAPIRSTEIN further agrees that MRZM is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of SAPIRSTEIN’s Service Product under this Agreement. This subsection 5(a) shall survive indefinitely the Termination of this Agreement for any reason, including expiration of term.

b. Obtaining Letters Patent, Copyright Registrations and Other Protection. SAPIRSTEIN agrees to assist MRZM in every reasonable way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of MRZM in any and all countries. To that end, SAPIRSTEIN agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as MRZM may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, SAPIRSTEIN agrees to execute, verify and deliver assignments of such proprietary rights to MRZM or its designee. SAPIRSTEIN’s obligation to assist MRZM with respect to proprietary rights in any and all countries shall continue beyond the Termination of this Agreement, but MRZM shall compensate SAPIRSTEIN at a reasonable rate after such Termination for the time actually spent by SAPIRSTEIN at MRZM’s request on such assistance. SAPIRSTEIN hereby waives and quitclaims to MRZM any and all claims of any nature whatsoever which SAPIRSTEIN now or may hereafter have for infringement of any proprietary rights assigned to MRZM.

c. Power of Attorney. SAPIRSTEIN hereby irrevocably designates and appoints MRZM and its duly authorized officers and agents as SAPIRSTEIN’s agent and attorney in fact, to act for and on SAPIRSTEIN’s behalf to execute, verify and file, with the same legal force and effect as if executed by it, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. SAPIRSTEIN hereby agrees to execute and deliver such other documents or instruments from time to time, including additional general or special powers of attorney to enable MRZM to carry out and accomplish the provisions of this Section 5 or of other sections of this Agreement.

d. Survival. This Section 5 shall survive indefinitely the Termination of this Agreement for any reason·, including expiration of Term.

6.	Termination.

SAPIRSTEIN may terminate this Agreement in the event of any nonpayment by MRZM of amounts owed under this Agreement which is not cured within thirty (30) days of written notice of any such breach.

MRZM may terminate this Agreement for convenience with ten (10) days written notice. In such event, SAPIRSTEIN shall cease work immediately after receiving notice from MRZM, unless otherwise advised by MRZM. SAPIRSTEIN shall notify MRZM of any noncancellable costs incurred by SAPIRSTEIN up to the Termination Date and MRZM shall reimburse SAPIRSTEIN for such costs. SAPIRSTEIN shall promptly refund to MRZM any advance Service Fees pa· id to SAPIRSTEIN in excess of such noncancellable costs.

This Agreement, except as otherwise provided, shall be effective as of the Effective Date and automatically terminate upon completion of all tasks set forth on Exhibit A, to MRZM’s satisfaction, but in any event no later than the last day of the Service Period as set forth in Exhibit A.

7.	Independent Contractor Status.

It is understood and agreed that SAPIRSTEIN is an Independent Contractor, is not an agent or employee of MRZM or of any SAPIRSTEIN affiliated with MRZM. SAPIRSTEIN has no power or authority to act for, represent, or bind MRZM or any SAPIRSTEIN affiliated with MRZM in any manner. SAPIRSTEIN will not be eligible for any employee benefits, nor will MRZM make deductions from any amounts payable to SAPIRSTEIN for taxes or insurance. All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of SAPIRSTEIN. SAPIRSTEIN retains the right (subject, however, to the limitations in Sections 4 and 5) to provide services for others during the Term of this Agreement and is not required to devote its services exclusively to MRZM (as limited in Section 9 and subject to the faithful and timely performance of SAPIRSTEIN’s obligations under Section 2).

8.	Reports.

SAPIRSTEIN shall provide MRZM with written, electronic, or digital documentation of all Services performed hereunder, promptly after completion of such work. At the least, SAPIRSTEIN shall provide detailed monthly reports and executive summaries of any, and all activities.

9.	SAPIRSTEIN Not to Engage in Conflicting Activities

During the Term of this Agreement, SAPIRSTEIN will not enter into any activity or business arrangement which conflicts with MRZM’s interests, whether current or reasonably proposed as part of this Service Agreement and SAPIRSTEIN’s obligations under this Agreement. In view of the sensitive nature of SAPIRSTEIN’s status, MRZM shall have the option of terminating this Agreement at any time if, in its sole discretion with respect to any activity or business arrangement contemplated by SAPIRSTEIN which may be relevant to this Section 9.

10.	Compliance with Applicable Laws.

SAPIRSTEIN warrants that all work performed under this Agreement, including without limitation, the disposal of materials, complies with or will comply with all applicable United States and foreign laws and regulations and that all governmental approvals, notifications, registrations or filings, which need to be obtained or made in connection with the entry into, validity, or performance of this Agreement has been obtained (“Governmental Approvals”).

11.	Disclaimer and Indemnification.

SAPIRSTEIN WILL INDEMNIFY AND HOLD MRZM HARMLESS FROM ANY AND ALL LOSS, DAMAGE, CLAIMS OR LIABILITY WHICH MIGHT RESULT FROM THE PERFORMANCE OF SERVICES.

12.	Assignment.

This Agreement is for the direct services of SAPIRSTEIN and may not be assigned by SAPIRSTEIN, nor shall it be assignable by operation of law, without the prior written consent of MRZM. This Agreement may be assigned at any time by MRZM.

13.	Inside Information - Securities Laws Violations.

In the course of the performance of SAPIRSTEIN’s duties, it is expected that SAPIRSTEIN will receive information which is considered material inside information within the meaning and intent of the Federal Securities Laws, Rules and Regulations. SAPIRSTEIN will not disclose this information to others except as authorized by MRZM and will not use this information directly or indirectly for SAPIRSTEIN or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in MRZM’s securities or those of any of its affiliated companies.

14.	Legal and Equitable Remedies.

SAPIRSTEIN hereby acknowledges and agrees that a remedy at law for damages for a breach of this Agreement will be inadequate, and will be impracticable and extremely difficult to prove, and further that such a breach would cause MRZM irreparable harm, and that MRZM shall be entitled to specific performance of SAPIRSTEIN’s obligations under this Agreement, declarative relief and equitable remedies, including without limitation temporary and permanent injunctive relief, without the necessity of proving actual damages. SAPIRSTEIN agrees that MRZM shall be entitled to any such equitable relief, including without limitation temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith, as well as such further relief as may be granted by a court of competent jurisdiction.

15.	Benefit.

The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

16.	Governing Law; Severability; Waiver.

This Agreement shall be governed by and construed according to the laws of the State of Florida. MRZM and the SAPIRSTEIN waive each of their respective rights to a trial by jury. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed, and the remainder of this Agreement shall continue in full force and effect. All rights and remedies conferred under this Agreement or by law shall be cumulative and may be exercised singularly or concurrently. Failure by either party to enforce any term hereof shall not be deemed a waiver of future enforcement of that or any other term.

17.	Complete Understanding; Modification.

This Agreement, together with its Exhibits, constitutes the final, exclusive and complete understanding and agreement of MRZM and SAPIRSTEIN with respect to the subject matter hereof. This Agreement supersedes all prior understandings and agreements relating to such subject matter, and is entered into without reliance upon any representation, whether oral or written, not stated herein. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the President or Chief Executive Officer of MRZM and SAPIRSTEIN.

18.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given if sent by certified or registered mail with a confirmation copy sent by facsimile, digital, electronic or other means of notice to the following addresses and digital or electronic addresses.

If to MRZM:	If to SAPIRSTEIN:

Marizyme, Inc.	James Sapirstein
555 Heritage Drive, Suite 200	16812 Burlington Bristol Lane
Jupiter, Florida 33458	Delray Beach, FL 33446
Attn: Office of the President
Phone: (917) 620-8120	Phone: 781-635-4346
Email: sseegers@marizyme.com	Email : jsapirstein@marizyme.com

With a Copy to :

Marizyme, Inc.
555 Heritage Drive
Jupiter, Florida 33458
Attn : Legal Dept.
Email : legal@marizyme.com

19.	Authority.

Each party hereby represents and warrants that it has the full authority to enter into and perform this Agreement without any third-party consents or Governmental Approvals, filings, registrations, consents, or permits and that its entry into and performance of this Agreement will not conflict with any other agreement to which it is a party or by which it is bound.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

MARIZYME, INC.		JAMES SAPIRSTEIN

By:	/s/ Bruce Harmon	By:	/s/ James Sapirstein
Bruce Harmon
CFO

EXHIBIT A

A.	Description of Services.

SAPIRSTEIN shall provide and deliver report(s) presenting results of the work under the Project Scope contained within this Exhibit A. according to the following plan. Upon completion of a Phase as outlined in this Exhibit A, SAPIRSTEIN shall not initiate any next Phase of Services unless authorized in writing by a duly authorized representative of MRZM and only following completion of all prior Phases of Services.

PROJECT SCOPE. The scope of this Services Agreement will include:

Strategic intelligence services to support Marizyme in each and any department as requested by MRZM personnel assigned to each stated project under this Services Agreement.

Market research in any form (raw, interim or final) regarding the business or science interests of the company.

As determined by the MRZM requestor, a final report, summary, presentation or other materials deemed necessary by the MRZM requestor and delivered to the MRZM requestor under this Agreement.

The company or individual under this Agreement, SAPIRSTEIN, shall be retained on a month-to-month basis unless Terminated under this Agreement. All outstanding expenses, pre-approved in writing, and fees shall be paid monthly at the end of each month in which services were performed under this Agreement.

B.	Term of Service Period.

The Service Period shall be one (1) year commencing on March 1, 2021 and will automatically renew on the anniversary of the Effective Date of this Agreement unless either party notifies the other party of termination and provides Notice to the other party.

C.	Service Fee.

MRZM shall pay SAPIRSTEIN for Services at the rate of Twenty-Thousand Dollars ($20,000) per full month of Services provided.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MARIZYME, INC.		JAMES SAPIRSTEIN

By:		By:
Name:	Bruce Harmon
Title:	CFO

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